SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT dated as of August 13, 2008, by and among Coreworx Inc., an Ontario corporation (the “Company”), the Company’s debenture holders set forth on Exhibit A hereto (the “Debenture Holders”), the Company’s shareholders set forth on Exhibit B hereto (the “Shareholders” and collectively with the Debenture Holders, the “Sellers”) and Acorn Energy, Inc., a Delaware corporation (“Buyer”).

WHEREAS, the Debenture Holders own all of the outstanding 12% secured debentures (the “Debentures”) of the Company;

WHEREAS, the Shareholders own all of the Company’s issued and outstanding Class A common shares (the “Class A Common Shares”);

WHEREAS, Buyer desires to subscribe for certain additional Class A Common Shares from the Company in consideration for the Cash Payment (as hereinafter defined);

WHEREAS, upon completion of the subscription, Buyer desires to make a contribution to the Company’s surplus in the form of the Original Note (as hereinafter defined);

WHEREAS, the Debenture Holders are willing to accept repayment of the Debentures through a combination of cash and Repayment Notes (as hereinafter defined);

WHEREAS, the Sellers desire to sell to Buyer, and Buyer desires to purchase from the Sellers, all of their issued and outstanding Class A Common Shares upon the terms and subject to the conditions herein set forth.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties agree as follows:

SECTION 1. Subscription; Contribution to Surplus; Repayment of the Debentures; Sale and Purchase of Class A Common Shares. Upon the terms and subject to the conditions herein set forth:

(a) prior to the Closing (as hereinafter defined), the Company shall issue and deliver and Buyer agrees to purchase from the Company 100 Class A Common Shares (the “Subscription Shares”).

(b) upon acquisition of the Subscription Shares and prior to the Closing, Buyer shall contribute the Original Note to the surplus of the Company.

(c) prior to the Closing, the Company shall repay the Debentures and the Debenture Holders shall accept repayment of the Debentures as described in Section 2 (d) below.

(d) on the Closing Date, each Shareholder agrees to sell and deliver to Buyer, and Buyer agrees to purchase from each Seller, the respective number of Class A Common Shares set forth in Column I opposite the name of such Seller in Exhibit C attached hereto, free and clear of all the following (herein collectively called “Claims”): liens, security interests, claims, pledges and encumbrances of every kind, interests arising in connection with so-called community property laws or other laws relating to the rights of spouses, charges, escrows, options, rights of first refusal, mortgages, indentures, security agreements or other agreements, arrangements, contracts, commitments, understandings or obligations, whether written or oral and whether or not relating in any way to credit or the borrowing of money.

SECTION 2. Consideration and Payment. Upon the terms and subject to the conditions herein set forth:

(a) prior to the Closing, Buyer shall deliver to the Company the sum of US$2,500,000 by wire transfer (the “Cash Payment”) in consideration for the Subscription Shares;

(b) prior to the Closing, in consideration for the Cash Payment, the Company shall issue and deliver the Subscription Shares to Buyer which shall be fully paid, non-assessable and free of all Claims;

(c) upon issuance of the Subscription Shares and prior to the Closing, Buyer shall make a contribution to capital which shall result in an increase in the Company’s contributed surplus by executing and delivering to the Company an 8% promissory note in the principal amount of US$3,400,000 in the form annexed hereto as Exhibit D (the “Original Note”) payable to the order of the Company and the Company shall allocate, transfer and assign the Original Note to the Debenture Holders in accordance with the Company’s instructions and in the denominations set forth on Exhibit C which allocation, transfer and assignment shall be evidenced by Buyer’s 8% promissory notes in the aggregate principal amount of US$3,400,000 in the form annexed hereto as Exhibit E (the “ Repayment Notes”);

(d) prior to the Closing, the Company shall deliver the Cash Payment and the Repayment Notes to the Debenture Holders which the Debenture Holders shall accept as payment in full for all amounts of principal and interest due and owing under the Debentures and each Debenture Holder shall deliver to the Company the respective Debentures set forth in Column I opposite the name of such Debenture Holder in Exhibit C for cancellation;

(e) on the Closing Date, each Shareholder shall deliver to Buyer a certificate or certificates for the respective number of Class A Common Shares set forth in Column I opposite the name of such Shareholder in Exhibit C attached hereto (collectively, the “Purchased Shares”), duly endorsed to Buyer or with stock powers attached duly executed to Buyer, in proper form for transfer and with stamps for all applicable federal, provincial or local stock transfer taxes, if any, affixed thereto;

(f) in consideration for the acquisition of the Purchased Shares, on the Closing Date, Buyer shall issue an aggregate of 287,500 shares (the “Closing Shares”) of Buyer’s common stock, par value $.01 per share (“Buyer Stock”), to the Shareholders in accordance with the denominations set forth in Exhibit C and Buyer shall deliver 50,000 of such Closing Shares (the “Escrow Shares”) to a mutually acceptable escrow agent, as escrow agent (“Escrow Agent”) for the holders of the Closing Shares in accordance with the Escrow Agreement, in the form attached hereto as Exhibit F, by and among Buyer, the Shareholders and the Escrow Agent (the “Escrow Agreement”), pursuant to which the Escrow Shares and the Shareholders’ SRED Portion (as hereinafter defined), if any, shall serve as the source of recovery, absent fraud, with respect to Buyer’s right to indemnification in accordance with the provisions of Section 11 hereof; and

(g) upon receipt by the Company of any monies from the Canada Revenue Agency (“CRA”) or the Ontario Ministry of Revenue (“OMR”) in connection with the Company’s 2007 scientific research and experimental development tax credit refund claim or the Company’s 2007 Ontario innovation tax credit refund claim (collectively, the “SRED Claim”) during the six (6) months immediately following the Closing Date, Buyer shall deliver or cause the Company to deliver wire transfers representing fifty percent (50%) of the net amount (after payment by the Company to KPMG LLP of applicable fees) of any such refunds (the “Shareholders’ SRED Portion”) to the Escrow Agent to be held by the Escrow Agent in accordance with the allocations set forth in Exhibit C and pursuant to the provisions of the Escrow Agreement. Any monies received by the Company in connection with the SRED Claim more than six (6) months after the Closing Date shall be retained by the Company.

SECTION 3. The Closing. The closing under this Agreement for the sale hereunder of the Class A Common Shares (the “Closing”) shall take place at 10:00 a.m., New York City time, on the date hereof at the offices of Messrs. Eilenberg Krause & Paul LLP, 11 East 44th Street, 19th Floor, New York, New York. The date and time of the closing are herein referred to as the “Closing Date”.

SECTION 4. Representations, Warranties and Certain Agreements of Sellers. Each Seller, severally and not jointly, hereby represents and warrants to, and agrees with, Buyer as follows (such representations and warranties on the date of this Agreement being, and on the Closing Date to be, true and correct in all respects):

(a) Title to Debentures and Class A Common Shares. Such Seller is the lawful owner of, with good and marketable title to, the respective number of Debentures and shares of Class A Common Shares set forth in Column I opposite the name of such Seller in Exhibit C attached hereto. The delivery of the certificate(s) representing the Class A Common Shares of the Seller together with related stock transfer powers therefor to Buyer pursuant to the provisions of this Agreement and the Escrow Agreement will transfer to Buyer good and marketable title thereto, free and clear of all Claims.

(b) Authority of Seller. Each Shareholder has full right, power and authority to sell, transfer and deliver to Buyer the Class A Common Shares to be sold by such Shareholder pursuant to this Agreement and the Escrow Agreement. This Agreement and the Escrow Agreement have been duly executed and delivered by such Seller and this Agreement and the Escrow Agreement constitute the legal, valid and binding obligation of such Seller enforceable in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which a proceeding therefor may be brought (collectively, the “Enforcement Exceptions”). The execution, delivery and performance of this Agreement and the Escrow Agreement by such Seller will not violate any material provision of law or any judgment, decree or order of any court or other governmental agency to which such Seller is subject.

(c) No Bankruptcy, etc. There has not been filed any petition or application, or any proceedings commenced, by or against, or with respect to any assets of, such Seller under Title 11 of the United States Code, the Bankruptcy and Insolvency Act (Canada) or any other law, domestic or foreign, relating to bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt or creditors' rights, and such Seller has not made any assignment for the benefit of creditors.

(d) Accredited Investor; Non-U.S. Person. Such Seller is either (i) an “accredited investor” as defined by Rule 501 under the Securities Act of 1933, as amended (the “Act”), and is capable of evaluating the merits and risks of its investment in shares of Buyer’s Stock and the Notes and has the capacity to protect its own interests or (ii) not a US Person within the meaning of Rule 902(o) of Regulation S promulgated under the Act.

(e) Absence of Offering Memorandum or Similar Document. Such Seller has not received, nor has it requested, nor does it have any need to receive, any offering memorandum or any other document describing the business and affairs of the Buyer, nor has any document been prepared for delivery to, or review by, such Seller in order to assist it in making the decision to acquire Buyer Stock.

(f) Restricted Securities. Such Seller acknowledges that the Buyer Stock and the Notes when issued will not be registered under the Act and will be “restricted securities” as that term is defined in Regulation S and Rule 144 under the Act and that the Buyer Stock and Repayment Notes must be held indefinitely unless subsequently registered under the Act or unless an exemption from such registration is available. Such Seller acknowledges that the provisions of Rule 144 promulgated under the Act which permit limited resale of common stock purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the common stock, the availability of certain current public information about Buyer, the resale occurring not less than six months after a party has purchased and paid for the security to be sold, the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of shares of common stock being sold during any three-month period not exceeding specified limitations.

(g) Investment. Such Seller is acquiring the Buyer Stock and/or the Repayment Notes for investment purposes for its own account and not, in whole or in part, for the account of any other person and not with a view to distribution or resale, nor with the intention of selling, transferring or otherwise disposing of all or any part thereof for any particular price, or at any particular time, or upon the happening of any particular event or circumstances, except selling, transferring, or disposing the Buyer Stock and the Repayment Notes in full compliance with the applicable provisions of the Act, the rules and regulations promulgated thereunder, and applicable state securities laws. Such Seller has not formed any entity for the purpose of acquiring the Repayment Notes or Buyer Stock.

(h) Information. Such Seller has had the opportunity to ask questions of, and receive answers from Buyer or any person acting on its behalf concerning Buyer and its business and to obtain any additional information, to the extent possessed by Buyer (or to the extent it could have been acquired by Buyer without unreasonable effort or expense) necessary to verify the accuracy of the information received by such Seller. In connection therewith, such Seller acknowledges that such Seller has had the opportunity to discuss Buyer’s business, management and financial affairs with Buyer’s management or any person acting on its behalf. Such Seller has received and reviewed all the information concerning Buyer that it desires. Without limiting the generality of the foregoing, such Seller has been furnished with or has had the opportunity to acquire, and to review: (i) copies of all of Buyer’s publicly available documents, and (ii) all information that it desires with respect to Buyer’s business, management, financial affairs and prospects. In determining whether to accept the Repayment Notes and Buyer Stock in connection with the transactions hereunder, such Seller has relied solely on such Seller’s own knowledge and understanding of Buyer and its business based upon any information furnished to such Seller in writing. Such Seller understands that no person has been authorized to give any information or to make any representations which were not furnished pursuant to this Section and such Seller has not relied on any other representations or information.

(i) Advisors. Such Seller has carefully considered and has discussed with such Seller’s professional legal, tax, accounting and financial advisors, to the extent that such Seller has deemed necessary, the suitability of this investment and the transaction agreements contemplated by this Agreement and for such Seller’s particular federal, provincial, local and foreign tax and financial situation and has determined that the acquisition of the Buyer Stock and the Repayment Notes and the transactions contemplated by this Agreement are suitable for such Seller. Such Seller relies solely on such advisors and not on any statements or representations of Buyer or any of its agents. Such Seller understands that such Seller (and not Buyer) shall be responsible for such Seller’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

(j) No Litigation. There are no actions, suits, proceedings or investigations pending against such Seller or Seller’s properties before any court or governmental agency (nor, to such Seller’s knowledge, is there any threat thereof) which would impair in any way such Seller’s ability to enter into and fully perform such Seller’s commitments and obligations under this Agreement, the Escrow Agreement or the transactions contemplated hereby.

(k) No Violations. The execution, delivery and performance of and compliance with this Agreement and the issuance of the Buyer Stock and the Repayment Notes will not result in any material violation of, or conflict with, or constitute a material default under, any of Seller’s articles of incorporation, bylaws or other organizational documents, if applicable, or any of such Seller’s material agreements nor result in the creation of any mortgage, pledge, lien, encumbrance or charge against any of the assets or properties of Seller or the Buyer Stock or the Repayment Notes.

(l) Risk of Ownership of Repayment Notes and Buyer Stock. Such Seller acknowledges that ownership of the Repayment Notes and Buyer Stock is speculative and involves a high degree of risk and that such Seller can bear the economic risk of ownership of the Repayment Notes and Buyer Stock, including a total loss of its investment.

(m) No Governmental Recommendation. Such Seller acknowledges that no federal, provincial or foreign agency has recommended or endorsed such Seller’s acquisition of Buyer Stock and the Repayment Notes.

(n) Legends. Such Seller acknowledges that the Repayment Notes and any and all certificates representing Buyer Stock and any and all securities issued in replacement thereof or in exchange therefor shall bear the following legend or one substantially similar thereto, which such Seller has read and understands:

“THE SECURITIES REPRESENTED HEREBY WERE ORIGINALLY ISSUED WITHOUT REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) AND MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 903 OR 904 OF REGULATION S UNDER THE 1933 ACT OR (C) PURSUANT TO AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS, PROVIDED IN SUCH LATTER CASE THAT THE HOLDER UPON REQUEST PRIOR TO SUCH SALE FURNISHES TO ACORN ENERGY, INC. AN OPINION OF COUNSEL OF RECOGNIZED STANDING TO THAT EFFECT REASONABLY SATISFACTORY TO ACORN ENERGY, INC. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT.

UNTIL AUGUST 13, 2009, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER.”

(o) Stop-Transfer. Because of the restrictions imposed on resale, such Seller acknowledges that Buyer shall have the right to note stop-transfer instructions in its stock transfer records, and that Buyer intends to do so. Any sales, transfers, or any other dispositions of the Repayment Notes of Buyer Stock by such Seller, if any, will be in compliance with the Act.

(p) Investment Experience. Such Seller acknowledges that such Seller has such knowledge and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of an investment in the Repayment Notes and Buyer Stock and of making an informed investment decision.

(q) No Advertisement or General Solicitation. Such Seller represents that such Seller is not acquiring the Repayment Notes or Buyer Stock as a result of any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over the Internet, television or radio or presented at any seminar or meeting.

(r) Read and Understood this Agreement. Such Seller has carefully read and understands this Agreement.

(s) Representations and Warranties. No representations or warranties have been made to such Seller by Buyer, or any officer, employee, agent, affiliate or subsidiary of Buyer, other than the representations of Buyer contained herein, and in acquiring for the Repayment Notes and Buyer Stock such Seller is not relying upon any representations other than those contained in this Agreement.

(t) No Brokers. Such Seller represents and warrants no finder, broker, agent, financial advisor or other intermediary, nor any purchaser representative or any broker-dealer acting as a broker, is entitled to any compensation in connection with the transactions contemplated by this Agreement.

(u) No Reliance upon Buyer’s or Company’s Counsel.  Such Seller is not being represented by counsel to Buyer or the Company and has been advised to obtain independent legal advice regarding an investment in the Repayment Notes and/or Buyer Stock, as the case may be.

(v) No Non-Resident Sellers. Except for Software Innovation ASA, no Seller is a Non-Resident Seller (as hereinafter defined).

(w) CRA Section 116. Such Seller acknowledges that if a certificate issued by the CRA under section 116 (“Section 116 Certificate”) of the Income Tax Act (Canada) (the “Tax Act”) in respect of the disposition of any Class A Common Shares owned by a Non-Resident Seller, specifying a certificate limit in an amount which is not less than the portion of the Closing Shares otherwise to be issued and delivered to that Non-Resident Seller in respect of such Class A Common Shares, is not delivered to Buyer at or before the Closing Date, Buyer will be entitled to and shall withhold from the portion of the Closing Shares otherwise issuable to that Non-Resident Seller, an amount equal to 25% of the amount, if any, by which the portion of the Closing Shares to be issued and delivered to that Non-Resident Seller exceeds the certificate limit in respect of any Section 116 Certificate issued in connection with the disposition of the Class A Common Shares by that Non-Resident Seller under section 116 of the Tax Act, which amount shall be held by Buyer in escrow (the “Section 116 Escrow Amount”) and shall be released upon receipt by Buyer of written evidence (commonly known as a “Comfort Letter” which is reasonably satisfactory to Buyer) that the CRA or OMR, as applicable, permits an extension of the time for remittance by Buyer of the Section 116 Escrow Amount.

(x) Seller Agreements Concerning Section 116. Such Seller acknowledges that any amount withheld by Buyer pursuant to Section 4(w) and either subsequently paid to a Non-Resident Seller or remitted to the CRA or OMR in accordance with the terms of this Section 4 shall be deemed to have been paid by Buyer to the Non-Resident Seller on account of the portion of the Closing Shares to be issued and delivered to such Seller. Such Non-Resident Seller hereby covenants and agrees with Buyer to indemnify and save harmless Buyer from and against all Taxes (as hereinafter defined), including interest and penalties, which Buyer may suffer or incur as a result of the certificate limit, as defined in the Tax Act and in the Section 116 Certificate being less than the value of the Closing Shares to be issued and delivered to such Seller.

(y) Termination of Unanimous Shareholders Agreement. Such Seller acknowledges that the Unanimous Shareholders Agreement, dated June 11, 2007, among the Company and certain of the Sellers (the “Unanimous Shareholders Agreement”) shall, by the provisions of Section 9.10 thereof, terminate, among other events, upon the Buyer acquiring all of the Purchased Shares, and hereby agrees and acknowledges that for purposes of the transactions contemplated by this Agreement and in accordance with Section 9.10 of the Unanimous Shareholders Agreement, the Unanimous Shareholders Agreement shall terminate immediately prior to the completion of the acquisition of the Purchased Shares by the Buyer.

(z) Termination of Voting Trust Agreement. If such Seller is a party to the Voting Trust Agreement of the Company, dated December 19, 2005 (the “Voting Trust Agreement”), it acknowledges that the Voting Trust Agreement shall, by the provisions of Section 7.5 thereof, terminate upon the termination of the Unanimous Shareholders Agreement, and hereby agrees and acknowledges that for purposes of the transactions contemplated by this Agreement, the Voting Trust Agreement shall terminate immediately prior to the completion of the acquisition of the Purchased Shares by the Buyer. Such Seller further acknowledges and agrees that upon the termination of the Voting Trust Agreement, the Depositary thereunder (as defined in the Voting Trust Agreement) shall distribute the Deposited Shares (as defined in the Voting Trust Agreement) of such Seller to the Buyer as purchaser of such Deposited Shares pursuant to the provisions of this Agreement.

(aa) One Year Restriction on Transfers of Closing Shares. For a period of one year from the Closing Date, each Seller hereby agrees that the Closing Shares issued to such Seller pursuant to this Agreement may not be sold, transferred, pledged or otherwise be otherwise disposed of without the prior written consent of Buyer.

SECTION 5. Representations, Warranties and Certain Agreements with Respect to the Company. The Company hereby represents and warrants to, and agrees with, Buyer as follows (such representations and warranties on the date of this Agreement being, and on the Closing Date to be, true and correct in all respects):

(a) Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario. The Company has the corporate power and authority to carry on its business as now being conducted and to own and lease its properties, and is duly registered, licensed or qualified as an extra-provincial or foreign corporation, and is in good standing in, all the jurisdictions wherein the Company is required to so qualify by reason of the nature of its business or its ownership or leasing of property. The Company has supplied Buyer complete and correct copies of the Company’s Certificate and Articles of Continuance and By-Laws and all amendments thereto. Attached hereto as Schedule 5 (a) is a correct and complete list of each Subsidiary (as defined below) of the Company, showing, as to each Subsidiary, its name, the jurisdiction and date of its incorporation, the jurisdictions in which it is qualified to do business, the number of shares of its stock of each class authorized and the number thereof outstanding, and the number of such outstanding shares owned by the Company. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Subsidiary has the corporate power and authority to carry on its business as now being conducted and to own and lease its properties and is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction where it is required to so qualify by reason of the nature of its business or its ownership or leasing of property. There do not exist any warrants, options or other rights outstanding for the issue or purchase of shares of capital stock or other securities of any Subsidiary, or any securities convertible into or exchangeable for shares of capital stock or other securities of any Subsidiary. The capital stock of each Subsidiary is owned by the Company free and clear of all Claims. For purposes of this Agreement, “Subsidiary” shall mean any corporation or entity a majority of whose outstanding shares of capital stock (other than directors' or other qualifying shares) or other ownership interests, at the time as of which any determination is being made, shall be owned by the Company either directly or indirectly.

(b) Binding Effect. This Agreement has been duly authorized by the Company’s Board of Directors, the Debenture Holders and the Shareholders, has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforcement Exceptions. The execution, delivery and performance by the Company of this Agreement in accordance with its terms will not result in any violation of or default or creation of any lien under, or the acceleration or vesting or modification of any right or obligation under, or in any conflict with, the Company’s Certificate and Articles of Continuance or By-Laws or of any agreement, instrument, judgment, decree, order, statute, rule or regulation binding on or applicable to the Company, except where any of the foregoing would not have a material adverse effect on the business, assets or financial condition of the Company.

(c) Authorized Capital Stock. Excluding the Subscription Shares, the authorized capital of the Company consists of: (i) an unlimited number of Class A Common Shares, of which 43,183,917 Class A Common Shares, and no more, are currently issued and outstanding and all of which are owned of record and beneficially by the Shareholders as set forth on Exhibit C attached hereto; and (ii) an unlimited number of Class A preference shares, of which none are currently issued and outstanding. In addition, immediately prior to the Closing the Company had 4,608,150 issued and outstanding stock options to acquire the same number of Class A Common Shares (the “Stock Options”) as set forth on Schedule 5(c) and C$5,254,316 aggregate principal amount of Debentures issued and outstanding, all of which are held by the Debenture Holders as set forth on Exhibit C. The Class A Common Shares, the Stock Options and the Debentures are all of the issued and outstanding securities of the Company. All of the outstanding Class A Common Shares have been validly issued, are outstanding, fully paid and non-assessable, and registered in the respective names of the Sellers as set forth in Exhibit C attached hereto. Except as set out on Schedule 5(c), there are no shareholder agreements, voting trusts, pooling arrangements or other contracts, arrangements or understandings in respect of the voting of any of the shares of the Company. Except as set forth on Schedule 5(c), the Company is neither a party to, nor is bound by, any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the Company to issue, deliver or sell, or cause to be issued, delivered or sold any Class A Common Shares or any other equity or voting security of the Company or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any Class A Common Shares or any other equity or voting security of the Company or obligating the Company to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments or agreements. The Debentures have been validly issued, are outstanding, and represent current and valid claims against the Company in accordance with their terms.

(d) Financial Statements. Attached as Schedule 5 (d) hereto are copies of (i) the audited balance sheet of the Company as of December 31, 2007 (the “2007 Balance Sheet”) and the related audited statements of operations and deficit, and statements of cash flows of the Company for the fiscal years ended December 31, 2007 and 2006 (collectively the “Audited Financial Statements”), accompanied by a report thereon of Deloitte & Touche LLP and (ii) the unaudited balance sheet of the Company for the six month period ended June 30, 2008, and related unaudited statements of operations and cash flows for such period (the “Interim Financial Statements”, and together with the Audited Financial Statements, the “Financial Statements”). The Company will deliver to Buyer promptly, but no later than ten days after the end of each month, any additional monthly reports after May 31, 2008 up to and including the Closing Date which shall also be deemed Financial Statements. Each balance sheet included in the Financial Statements (A) is in accordance with the books of account and records of the Company, and (B) fairly presents the financial condition of the Company in all material respects as of its date, and each statement of operations and deficit and cash flows fairly presents the results of operations and deficit and cash flows of the Company for the fiscal year or other period covered thereby, all in conformity with Canadian generally accepted accounting principles (“GAAP”) applied on a consistent basis, except as stated therein. All receivables of the Company reflected in the Financial Statements were or will be, as the case may be, collectible in full when due in the ordinary course of business in amounts equal to not less than the aggre-gate face amounts thereof, after giving effect to any applicable provision for doubtful accounts reflected on such Financial Statements.

(e) Tax Matters and Tax Returns.

(i) All Taxes (as hereinafter defined) of any nature whatsoever due and payable by the Company prior to the execution hereof and all Tax Returns (as hereinafter defined) required to be filed prior to such date have been properly computed in all material respects, duly and timely filed (taking into consideration extensions of time to file) and fully paid and discharged. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax or Tax Return for any period. The Company has paid all Taxes which have become due and has paid all installments of estimated Taxes due. All Taxes and other assessments and levies which it is required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental authorities to the extent due and payable. All Taxes not yet due and payable have been properly accrued on the Financial Statements. Subsequent to the date hereof and prior to the Closing Date hereunder, all Tax Returns shall be timely and accurately filed, and any Tax payable as shown thereby shall be paid, as required by applicable law. The Company has not requested nor been granted an extension of the time for filing any Tax Return to a date later than the Closing Date. Except as disclosed in the Financial Statements, there are no determined material tax deficiencies or proposed tax assessments against the Company. The Company has not incurred any liability for penalties, assessments or interest under any federal, provincial, local or foreign tax laws. The Company has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

(ii) There are no liens for Taxes (other than current Taxes not yet due and payable) on the Company's assets. There is no audit, action, suit, or taxing authority proceeding now in progress, pending or threatened against the Company or with respect to any Tax of the Company, and no claim has ever been made by a taxing authority in a jurisdiction where the Company does not pay Tax or file Tax Returns that the Company is or may be subject to Taxes assessed by that jurisdiction.

(iii) The Company has not been a member of any affiliated group or filed or been included in a combined, consolidated, aggregate, or unitary income Tax Return. The Company has never been and is not now a party to or bound by any Tax indemnification, Tax allocation, or Tax sharing agreement or other contractual obligation pursuant to which it is or may at any time in the future be obligated to indemnify any other person or entity with respect to Taxes.

(iv) The Company has provided Buyer with true and complete copies of all Tax Returns filed with respect to it for taxable periods ending after 2003 and all examination reports and statements of deficiencies assessed against or agreed to be paid by it with respect to such taxable periods.

(v) For purposes of this Agreement, “Tax” or “Taxes” shall mean any federal, provincial, local, or foreign income, goods and services, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, Personal Property (as hereinafter defined), capital stock, intangibles, social security, unemployment, disability, payroll, license, employee, or other tax or levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing.

(vi) For purposes of this Agreement, “Tax Return” shall mean any return, declaration, report, claim for refund, information return, or other document (including any related or supporting estimates, elections, schedules, statements, or information) filed or required to be filed in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.

(vii) For the purposes of this Agreement, “Non-Resident Seller” shall mean: (a) a Seller that is not a resident of Canada for the purposes of the Tax Act; (b) in the case of a Seller that is a partnership (other than a partnership that is a Canadian partnership within the meaning of the Tax Act), such partnership and every member of such partnership other than: (i) a member that is a Canadian partnership or (ii) a member that is a resident of Canada for the purposes of the Tax Act or (c) in the case of a partnership that is deemed by clause (b) or this clause (c) to be a Non-Resident Seller, every member of such partnership other than: (i) a member that is a Canadian partnership or (ii) a member that is a resident of Canada for the purposes of the Tax Act.

(viii) The Company is, and has at all relevant times been, duly registered with the CRA under the Excise Tax Act (Canada). The Company has complied in all material respects with all registration, reporting, payment, collection and remittance requirements in respect of income tax, goods and services tax and provincial sales tax legislation.

(f) Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against in the 2007 Balance Sheet included in the Audited Financial Statements or incurred in the ordinary course of business since December 31, 2007 or described in any Schedule hereto, the Company has no liabilities or obligations of any nature, whether known or unknown, whether asserted or unasserted or whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others) and whether due or to become due (including, without limitation, any liabilities for Taxes due or to become due) which would be required by GAAP to be reflected on a balance sheet of the Company.

(g) Personal Property. Schedule 5(g) is a true, accurate and complete list of all material computer hardware, computer software, furniture and fixtures and leasehold improvements owned or leased by the Company (including those in possession of third parties) as recorded on the books and records of the Company (the “Personal Property”).

(h) Title to Properties. Except as specifically set forth in Schedule 5 (h) attached hereto, the Company and each Subsidiary own outright all the assets and properties shown on the 2007 Balance Sheet or acquired by them after December 31, 2007 (other than inventory sold or otherwise disposed of in the ordinary course of business subsequent to said date), in each case free and clear of all Claims (other than immaterial easements), or any conditional sale agreement or other title retention agreement, except for (i) liens for taxes and assessments not yet payable, (ii) liens of employees and laborers for current wages not yet due and (iii) liens described in the notes to the Financial Statements. All Personal Property used by the Company or any Subsidiary is in good operating condition and repair, ordinary wear and tear excepted.

(i) Bank Accounts. Schedule 5(i) contains a true and complete list (including address and account number) of each bank, trust company or similar institution in which the Company and any Subsidiary has an account or a safety deposit box and the names of all persons, including any person or firm holding a power of attorney, authorized to draw thereon or to have access thereto and a description of all credit facilities, lines of credit, loan agreements and the like which the Company has with any financial institution. All of the bank accounts operated in connection with the business are maintained and operated solely in the name of the Company. Except as set forth on Schedule 5 (i), there are no bank accounts operated in the name of any division or business or trade name or style of the Company.

(j) Indebtedness. Except as set forth on Schedule 5 (j) and except for the Debentures, loans from Buyer to the Company, Indebtedness (as hereinafter defined) reflected or reserved against in the 2007 Balance Sheet included in the 2007 Financial Statements and Indebtedness incurred in the ordinary course of business after the date of the 2007 Financial Statements, the Company has no material Indebtedness outstanding at the date hereof. The Company is not in default with respect to any outstanding Indebtedness or any instrument relating thereto and no such Indebtedness or any instrument or agreement relating thereto purports to limit the issuance of any securities by the Company or the operation of the business of the Company. Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any Indebtedness of the Company have been made available to Buyer. For purposes of this Agreement, “Indebtedness” shall mean (a) all indebtedness for borrowed money or other obligations, commitments or liabilities, whether current or long-term, contingent or matured, secured or unsecured, (b) all indebtedness of the deferred purchase price of property or services represented by a note or security agreement, (c) all indebtedness created or arising under any conditional sale or other title retention agreement (even though the rights and remedies of the seller or lender under such agreement in the event of default may be limited to repossession or sale of such property), (d) all indebtedness secured by a purchase money mortgage or other lien to secure all or part to the purchase price of property subject to such mortgage or lien, (e) all obligations under leases that have been or must be, in accordance with GAAP, recorded as capital leases in respect of which the Company is liable as lessee, (f) any liability in respect of banker’s acceptances or letters of credit, and (g) all indebtedness of the Company, the stockholders of the Company or any other person that is guaranteed by the Company or that the Company has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which the Company has otherwise assured a creditor against loss.

(k) Intellectual Property Rights.

(i) Schedule 5 (k) (i) contains an accurate and complete list (by name, owner and, where applicable, registration number and jurisdiction of registration, application, certification or filing) of all Intellectual Property (as hereinafter defined) of the Company (“Company Owned Intellectual Property”).

(ii) Schedule 5 (k) (ii) lists all consents, permissions, licenses, sublicenses and any other agreements or arrangements, including a summary of all royalties and milestones payable thereunder (“In-Bound Licenses”), pursuant to which a third party authorizes Company to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property owned by a third party (other than generally commercially available, non-custom, off the shelf software application programs having a retail acquisition price of less than C$5,000 per license), including the incorporation of any such Intellectual Property into products of the Company, including such products Related to the Company Software (as defined in (k) (iii)), and, with respect to each In-Bound License, whether the In-Bound License is exclusive or non-exclusive. Except as described in Schedule 5 (k) (ii), all In-Bound Licenses are valid and binding obligations of the Company and the other parties thereto, enforceable in accordance with their terms subject to the Enforcement Exceptions and there exists no event or condition which will result in a material violation or breach of or constitute (with or without due notice or lapse of time or both) a default by the Company under any such In-Bound Licenses.

(iii) The Company Owned Intellectual Property, together with Company’s rights under the In-Bound Licenses listed in Schedule 5 (i) (ii) (collectively, the “Company Intellectual Property”), constitute all the Intellectual Property used, held for use or acquired or developed for use in the Company Software (as defined in (k)(xviii)) or otherwise relating to, or arising out of, the operation or conduct of the Company Software as it is currently conducted or as proposed to be conducted (collectively “Related to the Company Owned Software”).

(iv) Schedule 5 (k) (iv) lists all consents, permissions, licenses, sublicenses and any other agreements or arrangements (“Out-Bound Licenses”) pursuant to which Company authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any Company Owned Intellectual Property or any In-Bound Licenses and whether the Out-Bound License is exclusive or non-exclusive.

(v) Except with respect to those rights in Intellectual Property owned by third persons granted to the Company pursuant to In-Bound Licenses as disclosed in Schedule 5 (k) (ii), the Company is the sole legal and beneficial owner of the Company Intellectual Property, including as set out in Schedule 5 (k) (i), including as required to carry on its business as currently conducted and for the ownership, maintenance and operation of its properties and assets, free and clear of all mortgages, liens, pledges, charges, security interests, adverse claims or other encumbrances.

(vi) All applications, registrations and grants for any of the Company Owned Intellectual Property (“Company Registered Items”), and, to Company’s knowledge, for any Intellectual Property that is the subject of In-Bound Licenses, including as identified in the Schedule 5(k)(ii), are valid and subsisting, and are in good standing, and all required filings with any relevant governmental intellectual property office have been made and all required filing, registration, maintenance, renewal and other fees have been paid and all documents and certificates related to such Company Registered Items have been filed with the relevant governmental entity or other authorities in Canada or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Items. There are no actions that must be taken by Buyer within 180 days after the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Items. All Company Registered Items are in good standing, held in compliance with all applicable legal requirements and enforceable by Company. All Patents Related to the Company Software that have been issued to the Company are valid.

(vii) The Company has used and uses the Company Owned Intellectual Property in such manner as to preserve its rights therein including the use of proper notices indicating ownership of and/or rights to use the Company Owned Intellectual Property, to the extent reasonably necessary for the protection of the Company Owned Intellectual Property, and the prevention of any disclosure to the public of the Proprietary Information which would impair Company’s rights therein.

(viii) Waivers of moral rights have been obtained in writing with respect to all Copyrights owned by or licensed to the Company.

(ix) The Seller has granted:

(1)
only those Out-Bound Licenses permitting third persons to use any Company Owned Intellectual Property as set out in the Schedule 5 (k) (iv) and there are no other Out-Bound Licenses to any person other than those Out-Bound Licenses disclosed in Schedule 5 (k) (iv);

(2)	only those perpetual, irrevocable Out-Bound Licenses (or rights to acquire a perpetual Out-Bound License) as set out in the Schedule 5 (k) (iv); and

(3)	no ownership-like rights or exclusive rights in the Company Owned Intellectual Property that exclude Company, in any manner whatsoever, from the rights granted.

(x) The Company is not aware of any challenges (or any basis therefor) with respect to the ownership, validity or enforceability of any Company Owned Intellectual Property. Schedule 5 (k) (i) lists the status of any proceedings or actions before the Canadian Intellectual Property Office and any other governmental entity anywhere in the world related to any of the Company Owned Intellectual Property, including the due date for any outstanding response by Seller in such proceedings. Company has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Company Owned Intellectual Property. Schedule 5 (k) (i) lists all previously held Company Registered Items that Company has abandoned, cancelled, forfeited or relinquished during the 12 months prior to the date of this Agreement.

(xi) None of the products or services currently or formerly developed manufactured, sold, distributed, provided, shipped or licensed by the Company, or which are currently under development has infringed or infringes upon, or otherwise unlawfully used or uses, the Intellectual Property of any third party. The Company, by conducting its business as currently conducted or as proposed to be conducted, has not infringed nor infringes upon, or otherwise unlawfully used or uses, any Intellectual Property of a third party. The Company has not received any communication alleging that the Company has violated or, by conducting its business as currently conducted or as proposed to be conducted, would violate, any Intellectual Property of a third party nor, to the Company’s knowledge, is there any basis therefor. No action, suit or proceeding, claim, arbitration, litigation or investigation has been instituted, or, to the Company’s knowledge, threatened, relating to any Company Intellectual Property formerly or currently used by the Company and none of the Company Intellectual Property is subject to any outstanding Order (as defined below). To the Company’s knowledge, no person has infringed or is infringing any Company Intellectual Property or has otherwise misappropriated or is otherwise misappropriating any Company Intellectual Property.

(xii) With respect to the Proprietary Information of the Company, the documentation relating thereto is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the special knowledge or memory of others. The Company has taken all commercially reasonable steps to protect and preserve the confidentiality of all Proprietary Information owned by the Company. Any receipt or use by, or disclosure to, a third party of Proprietary Information owned by the Company has been pursuant to the terms of binding written confidentiality and non-use agreement between the Company and such third party (“Nondisclosure Agreements”). True and complete copies of the Nondisclosure Agreements and any amendments thereto, have been provided to Buyer. The Company is, and to Company’s knowledge, all other parties thereto are, in compliance with the provisions of the Nondisclosure Agreements. The Company is in compliance with the terms of all agreements, contracts, licenses, leases, commitments, arrangements or understanding, written or oral, including any sales order or purchase order pursuant to which a third party has disclosed to, or authorized the Company to use, Proprietary Information owned by such third party.

(xiii) All current and former employees, consultants and contractors of the Company have executed and delivered, and are in compliance with, enforceable agreements regarding the protection of Proprietary Information and providing valid written assignments and waivers of moral rights of all Intellectual Property Related to the Company Software conceived or developed by such employees, consultants or contractors in connection with their services for Company (“Work Product Agreements”). True and complete copies of the Work Product Agreements have been provided to Buyer. No current or former employee, consultant or contractor or any other person has any right, claim or interest to any of the Company Owned Intellectual Property.

(xiv) No officer, employee, consultant or contractor of the Company has been, is or will be, by performing services, including services Related to the Company Owned Software, for or on behalf of Company, in violation of any term of any employment, invention disclosure or assignment, confidentiality or noncompetition agreement or any other contract or agreement or any other restrictive covenant such officer, employee, consultant or contractor has with any person, or arising under any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any governmental entity of competent jurisdiction (an “Order”), including relating to the right of any such officer, employee, consultant or contractor to be employed by the Company or to use the Proprietary Information of others or that could subject the Company or Buyer to any liability to third parties as a result of the existence or terms of any such contracts or agreements.

(xv) All Intellectual Property that has been distributed, sold or licensed to a third party by the Company that is covered by warranty conformed and conforms to, and performed and performs in accordance with, the representations and warranties provided with respect to such Intellectual Property by or on behalf of the Company for the time period during which such representations and warranties apply.

(xvi) The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, result in the loss or impairment of, or give rise to any right of any third party to terminate or re-price or otherwise renegotiate any of the Company’s rights to own any of its Intellectual Property or its respective rights under any Out-Bound License or In-Bound License, nor require the consent of any governmental entity or other third party in respect of any such Intellectual Property.

(xvii) For purposes of this Agreement, “Intellectual Property” shall mean (i) inventions (whether or not patentable), invention disclosures, trade secrets, technical data, databases, customer and supplier lists, designs, tools, methods, processes, technology, ideas, know-how, source code, product road maps, formulae, compositions, processes, procedures and techniques, research and development information, performance specifications, support documentation, drawings, specifications, designs, business and marketing plans and other proprietary information and materials (“Proprietary Information”); (ii) trade-marks, service marks, brands, designs, logos, indicia, trade dress, trade names, taglines, logos, business names, trading styles, trade dress, domain names, business identifiers, whether registered or not, applications to register and registrations of the same and like protection, and the entire goodwill of business connected with and symbolized by such rights (“Marks”); (iii) documentation, advertising copy, marketing materials, web-site content and design(s), product specifications, mask works, drawings, graphics, manuals, databases, recordings and any and all other works of authorship and derivative work thereof, whether published or unpublished (“Copyright”); (iv) all patents, patent applications, provisional patents, design patents, and any foreign applications and PCT filings corresponding thereto, and any and all letters patent which may issue for the same and patentable inventions and/or improvements thereto and from said applications, including any reissues, extensions, continuations, continuations-in-part, renewals, divisions or re-examinations thereof, and any and all other rights to inventions and designs (“Patents”); and (v) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof (collectively, “Software”).

(xviii) The Software owned, or purported to be owned by Company (collectively, the “Company Software”), was either (i) developed by employees of Company within the scope of their employment, (ii) developed by independent contractors who have assigned all of their right, title and interest and waived all moral rights therein to Company pursuant to written agreements or (iii) otherwise acquired by Company from a third party pursuant to a written agreement in which such third party assigns all of its right, title and interest therein. None of the Company Software contains any programming code, documentation or other materials or development environments that embody Intellectual Property of any person other than Company, except for such materials obtained by Company from other persons who make such materials generally available to all interested purchasers or end-users on standard commercial terms.

(xix) Each existing and currently supported and marketed Software product performs, in all material respects, the functions described in any agreed specifications or end user documentation or other information provided to customers on which such customers relied when licensing or otherwise acquiring such products, subject only to routine bugs and errors that can be corrected promptly by the Company in the course of providing customer support without further liability to the Company, and all of the code of such products has been developed in a manner that meets common industry practice, including the use of regression test and release procedures.

(xx) The Company has taken all actions customary in the software industry to document the Company Software and its operation, such that the materials comprising the Software, including the source code and documentation, have been written in a clear and professional manner so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.

(xxi) The Company has not exported or transmitted Software, including Company Software, or other material in connection therewith to any country to which such export or transmission is restricted by any applicable law, without first having obtained all necessary and appropriate governmental authorizations.

(xxii) The Company Owned Software is free of any and all disabling codes or instructions (a “Disabling Code”), and any viruses, worms, trojan horses or other intentionally created, undocumented or material known contaminant (a “Contaminant”), that may, or may be used to, access, modify, delete, damage or disable any Systems or that may result in damage thereto and does not contain any bugs, errors, or problems that would substantially disrupt its operation or have a substantial adverse impact on the operation of the Company Software. The Company has taken reasonable steps and implemented reasonable procedures to ensure that its internal computer systems used in connection with its business are free from Disabling Codes and Contaminants. The Software licensed by the Company is free of any Disabling Codes or Contaminants that may, or may be used to, access, modify, delete, damage or disable any of the databases or embedded control systems of the software or that might result in damage thereto. The Company has taken all reasonable steps to safeguard its software and restrict unauthorized access thereto.

(l) Insurance Policies. Schedule 5 (l) lists the policies of theft, fire, liability (including products liability), worker’s compensation, life, property and casualty, directors’ and officers’, and other insurance owned or held by the Company. Such policies of insurance are maintained with financially sound and reputable insurance companies, funds, or underwriters, are of the kinds and cover such risks, and are in such amounts and with such deductibles and exclusions, as are consistent with prudent business practice. All such policies are in full force and effect, are sufficient for compliance in all material respects by it with all requirements of law and of all agreements to which the Company is a party, and provide that they will remain in full force and effect through the respective dates set forth in Schedule 5 (l) and will not terminate or lapse or otherwise be affected in any way by reason of the transactions contemplated hereby.

(m) Leases and Related Agreements. The Company and each Subsidiary enjoy the undisturbed quiet possession of each of the premises purported to be leased by them. Each such lease is listed on Schedule 5 (m) attached hereto, is valid as between the parties thereto and the Company or such Subsidiary, as the case may be, is a tenant or possessor in good standing thereunder, free of any material default or breach by it. Neither the Company nor any Subsidiary has knowledge of any material default or breach by any landlord or of any other event which would materially affect the right of possession under any such lease. All rental and other payments due under each such lease have been duly paid.

(n) Certain Contracts. Except as specifically set forth in Schedule 5 (n) attached hereto, neither the Company nor any Subsidiary is a party to or bound by any of the following written or oral contracts, leases, licenses, agreements, permits, plans, commitments or binding arrangements, relating to or affecting the Company or any Subsidiary: (i) distributor, dealer, sales agency, manufacturer's representative, consignment or similar contract or commitment, or any advertising or public relations contract or commitment; (ii) contract with or commitment to any labor union or employees' association; (iii) continuing contract commitment for the future purchase of materials, supplies, merchandise, equipment or services in excess of six months; (iv) continuing contract or commitment for the future sale or furnishing of products or merchandise or services in excess of one year (in each case other than any such contract or commitment terminable on not more than 30 days' notice without cost or other liability to the Company and the Subsidiaries); (v) contract or commitment for the employment or retention of any director, officer, employee, agent, shareholder, consultant or advisor or any other type of contract or understanding with any director, officer, employee, agent, shareholder, consultant or advisor which is not immediately terminable without cost or other liability to the Company or any Subsidiary at or at any time after the Closing Date; (vi) profit sharing, bonus, stock option, stock purchase, pension, deferred compensation, retirement, severance, hospitalization, insurance or other plan or arrangement, providing benefits to any present or former director, officer, employee, agent, shareholder, consultant or advisor, or such person's dependents, beneficiaries or heirs; (vii) indenture, mortgage, promissory note, loan or credit agreement or other contract or commitment relating to the borrowing of money or a line of credit by the Company or any Subsidiary or to the direct or indirect guarantee or assumption by the Company or any Subsidiary of obligations of others (other than as specifically set forth in the notes to the Financial Statements); (viii) contract or commitment for charitable contributions in excess of C$5,000 in the aggregate for the Company and each Subsidiary for all such contracts and commitments; (ix) contract or commitment for capital expenditures or the acquisition or construction of fixed assets in excess of C$25,000 in the aggregate for the Company and each Subsidiary for all such contracts or commitments; or (x) other contracts or commitments, in excess of C$10,000 in the aggregate for the Company and each Subsidiary, not made in the ordinary course of the business of the Company or a Subsidiary. True, accurate and complete copies of all contracts set forth on Schedule 6(n), or where those contracts are oral, true, accurate and complete summaries of their terms, have been provided to the Buyer.

(o) Transfer of Class A Common Shares by Sellers. The transfer by Sellers to Buyer of the Class A Common Shares pursuant to this Agreement, and the execution and delivery of the Escrow Agreement will not diminish, limit or otherwise impair the right, title or interest of the Company, or Buyer as the successor of Sellers as owner of the Class A Common Shares, under or in respect of any properties of the Company or any Subsidiary, including the capital stock, securities, assets, leases, licenses, Company Intellectual Property, insurance policies, contracts and other instruments and properties referred to herein or in the exhibits or schedules hereto. The execution, delivery and performance of this Agreement and the Escrow Agreement by Sellers will not conflict with, or result in any breach of, any of the terms, conditions or provisions of, or constitute a default (or an event which with the giving of notice or lapse of time, or both, would become a default) under, or result in the creation of any Claim upon any of the properties or assets of the Company or any Subsidiary pursuant to, the certificate of incorporation or by-laws of the Company or such Subsidiary, as the case may be, or any indenture, mortgage, lease, loan agreement, credit agreement or any other agreement or instrument to which the Company or such Subsidiary, as the case may be, is a party or by which it or any of its properties is or may be bound or affected.

(p) True Copies of Documents. True copies of all leases, insurance policies, agreements, contracts and other instruments listed in the exhibits and schedules hereto have been delivered to, or made available for inspection by, Buyer, or, to the extent not heretofore delivered, will be delivered to, or made available for inspection by, Buyer as promptly as possible after the date of this Agreement.

(q) Legal Proceedings. There is no action, suit, proceeding or investigation pending (or, to the knowledge of the Company, after reasonable investigation with respect thereto, threatened) against, by or affecting the Company or any Subsidiary in any court, at law or in equity, or before or by any federal, provincial, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

(r) Compliance with Law. The Company and each Subsidiary have complied in all material respects with all laws, rules, decrees, regulations, ordinances and orders (“Laws and Regulations”) applicable to their respective businesses and operations (including, without limitation, laws and regulations relating to wages and hours, record keeping, customs, exportation, environmental matters, pollution control or zoning) and have filed with the proper authorities any statements and reports required by all applicable Laws and Regulations. No officer of the Company or any Subsidiary has received notice of any material violation of any Laws and Regulations applicable to the business or operations of the Company or any Subsidiary. The Company does not have or need any licenses, permits or other authorizations from governmental authorities for the conduct of its business or in connection with the ownership or use of its properties, except where the failure to have any such license, permit or other authorization would not have a material adverse effect on the business, assets or financial condition of the Company.

(s) Agreements in Full Force and Effect. The Company and each Subsidiary have in all material respects performed all obligations required to be performed by them to date under all indentures, mortgages, leases, loan agreements, credit agreements and other agreements and instruments, permits, plans and binding arrangements to which any of them is a party and are not in default in any material respect under any thereof and each of the other parties thereto or bound thereby has in all material respects performed all the obligations required to be performed by it to date and is not in default in any material respect thereunder.

(t) Absence of Subsequent Actions. Except as set forth in Schedule 5 (t) attached hereto, since December 31, 2007, neither the Company nor any Subsidiary has: (i) issued or sold, or agreed to issue or sell, any shares of capital stock or any warrants, options or other rights for the issue or purchase of shares of capital stock or other securities of, or any securities convertible into or exchangeable for shares of capital stock or other securities of, the Company or any Subsidiary; (ii) guaranteed any debt, obligation or dividend of any person other than a Subsidiary or incurred any liability (fixed or contingent) in excess of C$25,000 in the aggregate, except current liabilities incurred, and liabilities under contracts entered into, in the ordinary course of business; (iii) discharged or satisfied any lien, pledge, security interest, claim or encumbrance, except for the discharge of liabilities provided for herein to be discharged, or paid any obligation or liability (fixed or contingent) other than current liabilities shown on the 2007 Balance Sheet and current liabilities incurred since December 31, 2007, in the ordinary course of business; (iv) declared or paid any dividend or made any other distribution to its shareholders or purchased any shares of its capital stock or other securities; (v) reclassified its shares of capital stock; (vi) mortgaged, pledged or subjected to any Claim, any of its assets, tangible or intangible; (vii) sold, assigned, transferred or otherwise disposed of any of its tangible assets, or canceled any debts or claims, except in each case in the ordinary course of business; (viii) sold, assigned, licensed, sublicensed or transferred any Company Intellectual Property; (ix) suffered any extraordinary losses or waived any rights of substantial value; or (x) entered into any other material transaction other than in the ordinary course of business.

(u) No Adverse Change. Since December 31, 2007, (i) the business and properties of the Company and each Subsidiary, taken as a whole, have not been adversely affected in any material way as the result of any fire, explosion, accident, riot, civil disturbance, strike, boycott, lockout, flood, drought, storm, earthquake, embargo or other casualty or act of God or the public enemy; and (ii) there has been no material adverse change in the assets, business, prospects, properties or condition, financial or other, of the Company or any Subsidiary.

(v) No Default Under Contracts.  The Company has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not in default or alleged to be in default in respect of, any contract relating to the its business, to which it is a party or by which it is bound or affected. All such contracts are in good standing and in full force and effect, and no event, condition or occurrence exists that, after notice or lapse of time or both, would constitute a default under any such contract. There is no dispute between the Company and any other party under any such contract. Except as disclosed in the Schedules to this Agreement, none of such contracts contain terms under which the execution or performance of this Agreement would give any other contracting party the right to terminate or adversely change the terms of that contract or otherwise require the consent of any other person. None of those contracts have been assigned, or if applicable subleased, in whole or in part.

(w) Contracts with Sellers, etc. Except as set forth in Schedule 5 (w) attached hereto and expressly so indicated, neither (i) any Seller, nor (ii) any beneficiary of any trust, a trustee, grantor or beneficiary of which is a Seller or any member of the family of a Seller, nor (iii) any member of the family of any Seller, nor (iv) any corporation, partnership, trust or other entity in which any Seller or other such person has a substantial interest or is a director, officer, trustee or partner, nor (v) any affiliate of any Seller, is a party to any transaction with the Company or any Subsidiary, including, without limitation, any contract, agreement or other arrange-ment providing for the furnishing of services by, or rental of real or Personal Property from, or otherwise requiring payments to, any such person, except for such contracts, agreements and arrangements terminable on not more than 30 days' notice without cost or other liability to the Company or any Subsidiary.

(x) Relationships with Customers, Suppliers, Distributors and Sales Representatives. The Company has not received any written (or to the knowledge of the Company other) notice that any customer, supplier, distributor or sales representative intends to cancel, terminate or otherwise modify or not renew its relationship with the Company or any Subsidiary, and, to the knowledge of the Company, no such action has been threatened, which individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Company.

(y) Environmental Matters. The Company: (A) is in material compliance with any and all Environmental Laws and Regulations (as hereinafter defined); (B) has received all permits, licenses or other approvals required of it under applicable Environmental Laws and Regulations to conduct its businesses; and (C) is in material compliance with all terms and conditions of any such permit, license or approval. There have been no past unresolved, and there are no pending or threatened, claims, complaints, notices or requests for information received by the Company with respect to any alleged material violation of any Environmental Laws and Regulations, and no conditions exist at, on or under any property now or previously owned, operated or leased by the Company which, with, the passage of time, or the giving of notice) or both, would give rise to liability under any Environmental Laws and Regulations that, individually or in the aggregate, has or may reasonably be expected to have, a material adverse effect with respect to the Company, following the Closing.

(i) For purposes of this Agreement, “Environmental Laws and Regulations” means any Law or Regulation with respect to any Hazardous Materials, groundwater, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water run-off, waste emissions, wells or otherwise concerning pollution or the protection of the environment.

(ii) For purposes of this Agreement, “Hazardous Materials” means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under any Environmental Law or Regulation or the Release of which is prohibited under any Environmental Law or Regulation,

(iii) For purposes of this Agreement, “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, storing, escaping, leaching, dumping, discarding, burying, abandoning or disposing into the environment.

(z) Labor Relations. The Company is in compliance with all federal, provincial and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment, and is not engaged in any unfair labor practice. There is no charge pending or threatened against the Company alleging unlawful discrimination in employment practices before any court or agency and there is no charge of or proceeding with regard to any unfair labor practice against the Company pending before any governmental agency. There is no labor strike, dispute, slow-down or work stoppage actually pending or threatened against or involving the Company. No grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against the Company and no claim therefor has been asserted. None of the employees of the Company is covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by the Company. The Company has not experienced any work stoppage or other material labor difficulty during the last five years. All required levies under the Workplace Safety and Insurance Act, 1997 (Ontario), or under the workers’ compensation legislation of any other jurisdiction where the Company carries on business, have been paid by the Company. The Company has paid to the date of this Agreement all amounts payable on account of salary, bonus payments and commission to or on behalf of any and all employees.

(aa) Governmental Consent; Non-Contravention, etc. Except as described in Schedule 5 (aa), the Company holds no licenses, permits or other authorizations issued by any governmental agency to the Company related to its properties, Intellectual Property, research program or business. No consent, approval or authorization of or registration, designation, declaration or filing with any governmental authority, federal or other, on the part of the Company, is required in connection with the consummation of the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate (i) any provision of the Company’s Certificate of Incorporation or its By-Laws, or (ii) any order, judgment, injunction, award or decree of any court or provincial, state or federal governmental or regulatory body applicable to the Company.

(bb) Minute Books. The minute books of the Company made available to Buyer for inspection accurately record therein all actions by the Company’s Board of Directors and stockholders.

(cc) Brokers. The Company has not retained, utilized or been represented by any broker or finder in connection with the negotiation or consummation of this Agreement or the transactions contemplated hereby.

(dd) Customers. Attached as Schedule 5 (dd) is the Company's customer list with name, address, and associated revenue for each customer for 2005, 2006, and 2007 and for the five months ended May 31, 2008. Such list shows as to each customer what was purchased during each period and the number of users for the Company’s products. The customer list is true and correct in all material respects. The Company has received no indication from any current customer that the transactions contemplated by this Agreement will materially and adversely affect such customer’s relationship with the Company.

(ee) Product Warranty. All products manufactured, processed, distributed, shipped or sold by the Company and any services rendered by Seller have been in conformity with all applicable contractual commitments and all expressed or implied warranties. No liability exists or will arise for repair, replacement or damage in connection with such sales or deliveries, in excess of the reserve therefor on the Interim Balance Sheet. Schedule 5 (ee) sets forth an accurate, correct and complete statement of all written warranties, warranty policies, service and maintenance agreements of the Company. No products heretofore sold by the Company are now subject to any guarantee, written warranty, claim for product liability, or patent or other indemnity. Schedule 5 (ee) sets forth an accurate, correct and complete list and summary description of all service or maintenance agreements under which the Company is currently obligated, indicating the terms of such agreement and any amounts paid or payable thereunder.

(ff) Termination of Stock Option Plan. The Company has taken all actions necessary under the Software Innovation Inc. 2004 Employee Stock Option Plan (the “Plan”) to cause the Plan and all options outstanding thereunder to be terminated as of the Closing Date.

SECTION 6. Representations, Warranties and Certain Agreements of Buyer. Buyer represents and warrants to, and agrees with, Sellers as follows (such representations and warranties on the date of this Agreement being, and on the Closing Date to be, true and correct in all respects):

(a) Organization and Corporate Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power and authority to execute, deliver and perform each of this Agreement and the Escrow Agreement. This Agreement has been, and on the Closing Date the Escrow Agreement will have been, duly authorized, executed and delivered by Buyer, and this Agreement constitutes, and on the Closing Date the Escrow Agreement will constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to the Enforcement Exceptions. The execution, delivery and performance of this Agreement and the Escrow Agreement by Buyer will not violate any material provision of law (except that no representation or warranty is made with respect to compliance with any Federal or state antitrust laws) or any judgment, decree or order of any court or other governmental agency to which Buyer is subject, or conflict with, or result in any breach of, any of the terms, conditions or provisions of, or constitute a default (or an event which with the giving of notice or lapse of time, or both, would become a default) under, or result in the creation of any Claim upon any of the properties or assets of Buyer pursuant to, the certificate of incorporation or by-laws of Buyer or any indenture, mortgage, lease, loan agreement, credit agreement or any other agreement or instrument to which Buyer is a party or by which it or any of its properties is or may be bound or affected.

(b) Capitalization. The authorized capital stock of Buyer consists of 20,000,000 shares of Common Stock, par value $.01 per share, of which 11,222,481 shares are issued and outstanding. All of the outstanding shares of capital stock of Buyer are validly issued and outstanding, fully paid and non-assessable. All shares of Buyer Stock to be issued to the Sellers under this Agreement will, when issued, be duly authorized, validly issued, fully paid and non-assessable and will not be subject to the pre-emptive rights of others.

(c) Legal Proceedings. No action, suit, proceeding or investigation (whether conducted by any judicial or regulatory body or other person) is pending or, to the knowledge of Buyer, threatened against Buyer (nor is there any basis therefor to the knowledge of Buyer) which questions the validity of this Agreement or any action taken or to be taken pursuant hereto or which might reasonably be expected, either in any case or in the aggregate, to adversely affect the business, assets, or financial condition of Buyer or impair the right or the ability of Buyer to carry on its business substantially as now conducted.

(d) Government Consents, etc. No consent, approval or authorization of or registration, designation, declaration or filing with any governmental authority, federal or other, on the part of Buyer is required in connection with the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate (i) any provision of Buyer’s Articles of Incorporation and By-Laws, or (ii) any order, judgment, injunction, award or decree of any court or state or federal governmental or regulatory body applicable to Buyer.

(e) Brokers. Buyer has not retained, utilized or been represented by any broker or finder in connection with the negotiation or consummation of this Agreement or the transactions contemplated hereby.

SECTION 7. Covenants of the Parties.

(a) Further Assurances. Subject to the terms and conditions set forth in this Agreement, each of the parties to this Agreement shall use its best efforts, as promptly as practicable, to take or cause to be taken all actions, and to do or cause to be done all other things, as are necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

(b) Confidentiality. Buyer, the Company and each Seller will treat in confidence all documents, materials and other information obtained regarding the other during the course of the negotiations leading to the transactions contemplated pursuant to this Agreement, the investigation of the other parties hereto and the preparation of agreements and other documents relating to such transactions, and, if such transactions are not consummated, shall return all copies of nonpublic documents and materials which have been furnished in connection therewith.

(c) Public Statements or Releases. The parties hereto each agree that no party to this Agreement shall make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the status of, the transactions provided for herein, without first obtaining the consent of the other party hereto. Nothing contained in this Section 7 (c) shall prevent Buyer from making such public announcements as it may consider necessary in order to satisfy the requirements of United States securities Laws and Regulations applicable to Buyer.

(d) Adoption of Stock Option Plan. Within sixty (60) days of the Closing Date, Buyer shall cause the Company to adopt a new stock option plan under which a class of Common Shares with the same rights, privileges, restrictions and conditions as the Class A Common Shares, representing twenty percent (20%) of the Company’s fully diluted capitalization as the Closing Date, shall be reserved for issuance.

SECTION 8. Conditions Precedent to Obligations of Buyer. All obligations of Buyer under this Agreement are, at the option of Buyer, subject to the conditions that, at the Closing Date:

(a) Accuracy of Representations and Warranties by the Sellers and the Company. The representations and warranties of the Sellers and the Company set forth in Sections 4 and 5 of this Agreement (including any schedules thereto) shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made again at and as of the Closing Date, except for changes permitted or required by this Agreement.

(b) Compliance by the Company. The Company shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement required to be performed or complied with by it on or before the Closing Date.

(c) No Restraining Order. No restraining order or injunction or other order issued by any court of competent jurisdiction, or other legal restraint or prohibition shall prevent the consummation of the transactions contemplated by this Agreement, and no petition or request for any such injunction or other order shall be pending.

(d) No Material Adverse Change. There shall not have been any material adverse change in the business or assets of the Company.

(e)  Officers' Certificates. The Company shall have delivered to Buyer at and as of the Closing a certificate attaching the Company’s articles of incorporation, by-laws, certificate of incumbency and resolutions authorizing execution and delivery of this Agreement and the transactions contemplated hereby, duly executed by the Company’s Chief Executive Officer or Chief Financial Officer, in form and substance satisfactory to Buyer and Buyer’s counsel.

(f) Opinion of the Company's Counsel. The Company shall have delivered to Buyer an opinion of Wildeboer Dellelce LLP, counsel to the Company, dated the Closing Date, in form and substance reasonably satisfactory to Buyer and its counsel.

(g) Exercise/Conversion of Stock Options, Warrants and Other Rights. Each outstanding Stock Option, warrant, and other right to acquire the capital stock of the Company shall have been exercised, waived, released and/or terminated, and the Company’s stock option plan shall have been terminated as of the Closing Date and shall be of no further force or effect.

(h) Consents. All consents, in form and substance satisfactory to Buyer and Buyer’s counsel, to the consummation of the transactions contemplated by this Agreement, by each party to any material contract, commitment or obligation of the Company required to be secured by the Company shall have been secured on or prior to the Closing Date.

(i) Private Placement. The issuance of the Buyer Stock and the Repayment Notes to the Sellers shall qualify as a private placement under Section 4(2) of the Act and/or Regulation D promulgated thereunder and/or in reliance upon Regulation S promulgated under the Act shall be exempt from registration under the federal securities laws of the United States and from local registration, prospectus or similar requirements. Further, the issuance of Buyer Stock and the Repayment Notes to the Sellers shall qualify as an exempt distribution under National Instrument 45-106 - Prospectus and Registration Exemptions.

(j)  Execution and Delivery of the Escrow Agreement. The Sellers shall have executed and delivered the Escrow Agreement.

(k) Termination of Unanimous Shareholders Agreement and Voting Trust. The Company and the Sellers shall have terminated the Unanimous Shareholders Agreement and the Voting Trust Agreement to which they are parties.

(l) Resignations of Certain Directors. Will Jin, John Kemp-Welch, Andrew Abouchar, Randall Howard and Stephen Harapiak shall have resigned as directors of the Company.

(m) Repayment of Debentures. The Company shall have used to the Cash Consideration and the Repayment Notes to repay the Debentures which shall have been canceled.

(n) All Actions To Be Satisfactory. All actions, proceedings, instruments, opinions and documents required to carry out the purposes of this Agreement or incidental thereto, and all other related legal matters, shall be reasonably satisfactory in form and substance to Buyer and its counsel.

(o) All Conditions To Be Satisfied. All the terms, agreements and conditions of this Agreement to be complied with and performed by any Seller at or before the Closing Date shall have been complied with and performed in all material respects.

SECTION 9. Conditions Precedent to Obligations of Sellers. All obligations of the Sellers under this Agreement are, at the option of the Sellers, subject to the conditions that, at the Closing Date:

(a) Accuracy of Representations and Warranties by Buyer. The representations and warranties of Buyer set forth in Section 6 of this Agreement and in any Schedules to this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made again at and as of the Closing Date, except for changes permitted or required by this Agreement.

(b) Compliance by Buyer. Buyer shall have performed and complied in all material respects with all of the covenants and agreements required to be performed or complied with by it by the Closing Date.

(c) No Restraining Order. No restraining order or injunction or other order issued by any court of competent jurisdiction, or other legal restraint or prohibition shall prevent the transactions contemplated by this Agreement, and no petition or request for any such injunction or other order shall be pending.

(d)  Buyer Certificate. Buyer shall have delivered to the Sellers at and as of the Closing a certificate attaching Buyer’s certificate of incorporation, by-laws, certificate of incumbency and resolutions authorizing execution and delivery of this Agreement and the transactions contemplated hereby, duly executed by Buyer’s Chief Executive Officer or Chief Financial Officer, in form and substance satisfactory to Sellers, the Company and their counsel.

(e) Opinion of Buyer’s Counsel. Buyer shall have delivered to Sellers an opinion of Eilenberg Krause & Paul LLP, counsel for Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Sellers, the Company and their counsel.

(f)  No Material Adverse Change. There shall not have been any material adverse change in the business or assets of Buyer, it being agreed that a material adverse change shall not include the incurrence of cash losses from operations in accordance with the conduct of Buyer’s business in the ordinary course.

(g)  Private Placement. The issuance of the Buyer Stock to the Sellers shall qualify as a private placement under Regulation D or Regulation of the Securities Act and shall be exempt from registration under United States federal securities laws and all state and foreign securities laws.

(h) Delivery of Escrow Shares. Buyer shall have delivered certificates to the Escrow Agent evidencing the Escrow Shares as provided in Section 2 (f).

(i) Execution and Delivery of Escrow Agreement. Buyer shall have executed and delivered the Escrow Agreement.

(j) Resignations of Certain Directors. Will Jin, John Kemp-Welch, Andrew Abouchar, Randall Howard and Stephen Harapiak shall have resigned as directors of the Company.

(k) All Actions To Be Satisfactory. All actions, proceedings, instruments, opinions and documents required to carry out this Agreement or incident thereto, and all other related legal matters, shall be reasonably satisfactory in form and substance to Sellers and their counsel.

(l) All Conditions To Be Satisfied. All the terms, agreements and conditions of this Agreement to be complied with and performed by Buyer at or before the Closing Date shall have been complied with and performed in all material respects.

SECTION 10. Expenses. Buyer agrees to pay its own expenses, including all fees and disbursements of counsel for Buyer, incidental to this Agreement and the transaction contemplated hereby. Each of the Sellers jointly and severally agrees to pay the expenses of Sellers, including all fees and disbursements of counsel for Sellers, incidental to this Agreement and the transaction contemplated hereby.

SECTION 11. Indemnification.

(a) Sellers’ Indemnity.

(i) From and after the Closing, each Seller shall, severally and not jointly, and in proportion to their relative ownership of Purchased Shares, indemnify and defend Buyer, and each of its successors and assigns, officers, directors, employees, advisors, and affiliates (as applicable, the “Buyer Indemnified Party”), and hold each of them harmless from and against any and all claims, judgments, proceedings, actions, suits, investigations, liabilities, losses, reasonable costs (including the reasonable fees and disbursements of attorneys), expenses and damages, including without limitation under federal or provincial or state securities laws, but excluding any incidental, consequential or punitive damages, (collectively, “Damages”) directly or indirectly based on, arising out of or relating to: (A) any breach of or inaccuracy in any representation or warranty of the Company set forth in this Agreement; (B) any breach of any covenant or agreement of the Company set forth in this Agreement or any of the other agreements, certificates and instruments delivered or required to be delivered hereunder or in connection with the transactions contemplated by this Agreement to be performed at or prior to the Closing; (C) any liability of the Company that accrues after the Closing Date for Taxes for all periods ending on or before the Closing Date (the “Pre-Closing Periods”), including, but not limited to Taxes for a Pre-Closing Period arising as a result of any federal or provincial governmental action, including any audit, assessment or reassessment of the Company before or after the Closing Date; and (D) any liability of the Company as a result of any federal or provincial governmental action, including any audit, assessment or reassessment in respect of the SRED Claim (as such term is defined in Section 2(g)) (collectively, “Buyer Indemnity Claims”). In addition, each of the Sellers individually agrees to indemnify and defend the Buyer Indemnified Parties, and hold each of them harmless from and against any and all Damages directly or indirectly based on, arising out of or relating to any breach or inaccuracy in any representation or warranty of that Seller set forth in Section 4 of this Agreement or with respect to any breach of covenant of and by that Seller under this Agreement.

(ii) A Buyer Indemnified Party shall not be entitled to assert a claim for indemnification from a Seller under the provisions of Section 11 (a) (i) until such time as, and only to the extent that, the total of all Damages of a Buyer Indemnified Party subject to indemnification exceed, in the aggregate, the sum of Fifteen Thousand Dollars (C$15,000) (the “Basket”). Further, any and all indemnification obligations of Sellers under the provisions of Section 11 (a) (i) shall not exceed the aggregate value of the Shareholder’ SRED Portion and the Escrow Shares (the “Cap”), other than claims for fraud or intentional misrepresentation.

(b) Buyer’s Indemnity.

(i)  From and after the Closing, Buyer shall indemnify and defend Sellers and their respective successors and assigns, and hold each of them harmless from and against any and all Damages (including in each case reasonable attorneys’ fees) directly or indirectly based on, arising out of or relating to (i) any breach of or inaccuracy in any representation or warranty of Buyer set forth in this Agreement; (ii) any breach of any covenant or agreement of Buyer set forth in this Agreement or any of the other agreements, certificates and instruments delivered or required to be delivered hereunder or in connection with the transactions contemplated by this Agreement to be performed at or prior to the Closing (collectively, “Seller Indemnity Claims”, and together with Buyer Indemnity Claims, the “Indemnity Claims”).

(ii) Sellers shall not be entitled to assert a claim for indemnification from Buyer under the provisions of Section 11 (b) (i) until such time as, and only to the extent that, the total of all Damages of Sellers subject to indemnification exceed, in the aggregate, the sum of the Basket. Further, any and all indemnification obligations of Buyer under the provisions of Section 11 (b) (i) shall not exceed the Cap, other than claims for fraud or intentional misrepresentation.

(c) Notice and Defense of Indemnity Claims.

(i) A party hereto agreeing to be responsible for or to indemnify against any matter pursuant to this Agreement is referred to herein as the “Indemnifying Party” and a Party entitled to indemnification hereunder is referred to herein as the “Indemnified Party.” An Indemnified Party under this Agreement shall give written notice to the Indemnifying Party hereunder with respect to any assertion by the Indemnified Party or by a third-party of any Damages that the Indemnified Party has reason to believe might give rise to an Indemnity Claim under this Agreement, within thirty (30) days of the Indemnified Party having actual knowledge of the Indemnity Claim. Such notice shall set forth in reasonable detail the nature of such Damages and include copies of any written complaint, summons, correspondence or other communication from the Party asserting the claim or initiating the proceeding. If the Indemnifying Party disagrees with or contests the Indemnity Claim, the Indemnifying Party must, within thirty (30) days of the Indemnifying Party’s receipt of such notice, deliver written notice to the Indemnified Party that it contests such Indemnity Claim. Such notice shall set forth in reasonable detail the factual and legal basis for disputing the Indemnity Claim. The Parties shall meet to negotiate a resolution to any contested Indemnity Claim. If no negotiated resolution can be reached, the Parties shall have recourse to all legal remedies available to them. If the Indemnifying Party does not deliver written notice of its intent to contest an Indemnity Claim within the thirty (30) day period, the Indemnifying Party shall be deemed to have accepted and agreed to the Indemnity Claim. If the Indemnifying Party elects not to defend the Indemnified Party against an Indemnity Claim, whether by failure of such Party to give the Indemnified Party timely notice as provided herein or otherwise, then the Indemnified Party, without waiving any rights against the Indemnifying Party, may settle or defend against such Indemnity Claim and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment (subject to any rights of appeal) and, on an ongoing basis, all indemnifiable costs and reasonable expenses of the Indemnified Party with respect thereto, including interest from the date such costs and reasonable expenses were incurred.

(ii) As to any such Indemnity Claim which involves a third-party, the Indemnifying Party shall control the defense, compromise or settlement thereof, and the Indemnified Party shall be entitled to participate in the defense, compromise or settlement of any such matter through the Indemnified Party’s own attorneys and at its own expense; provided, however, that the fees and expenses of the Indemnified Party’s counsel shall be at the expense of the Indemnified Party unless (A) the Indemnifying Party has agreed in writing to pay such fees and expenses, (B) the Indemnifying Party has failed to assume the defense and employ counsel as provided herein or (C) a claim shall have been brought or asserted against the Indemnifying Party as well as the Indemnified Party, and such Indemnified Party shall have been advised in writing by counsel that there may be one or more factual or legal defenses available to it that are in conflict with those available to the Indemnifying Party, in which case such co-counsel shall be at the expense of the Indemnifying Party. The Indemnified Party shall provide such cooperation and such access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to such matters and the Parties hereto agree to render each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense thereof. An Indemnifying Party shall not make any settlement of any Indemnity Claims without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, other than (i) Indemnity Claims strictly for monetary damages as to which the Indemnifying Party agrees to be responsible or (ii) a settlement which includes as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such Indemnity Claim. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against the Indemnified Party or its assets, employees or business.

(d) Survival. All representations and warranties in this Agreement and their related schedules shall terminate upon the 12-month anniversary of the Closing Date; provided, however, that (a) the representations and warranties in Section 5 (e) (Tax Matters and Tax Returns), Section 5 (r) (Compliance with Law), Section 5(y) (Environmental Matters) and their related schedules shall survive until sixty (60) days after the date as of which the applicable statutes of limitations with respect to such matters expire and (b) the representations and warranties in Section 5 (a) (Organization; Qualification and Corporate Power), Section 5(b) (Binding Effect), Section 5 (c) (Authorized Capital Stock), Section 5 (g) (Title to Properties) and Section 5 (z) (Brokers) and their related schedules shall survive indefinitely and not terminate.

(e) Payment and Satisfaction.

(i) Any Damages for which the Sellers shall be liable to the Buyer Indemnified Parties (other than for fraud) shall be paid and satisfied from either (A) the Escrow Shares with the value of such shares to be determined as the average of the closing price of Buyer Stock for the fifteen consecutive trading days ending one business day prior to the date of assertion of a claim for Damages or (B) the Shareholders’ SRED Portion, at the Sellers’ discretion, provided, however, that to the extent that either the Escrow Shares or the Shareholders’ SRED Portion shall be exhausted, any Damages shall be satisfied from whichever component still remains. Where indemnification for Damages is claimed from more than one Seller, such election shall be determined on behalf of all Sellers by any two of Covington Capital Corporation, BDC Capital Inc. and Tech Capital II L.P. in accordance with the provisions of the Escrow Agreement.

(ii)  The parties hereto agree and acknowledge that the Escrow Shares and the Shareholders’ SRED Portion shall be the sole and exclusive source of recovery by the Buyer Indemnified Parties and shall limit any other remedies available to the Buyer Indemnified Parties hereunder or under any applicable law for the payment of or in respect of any claims arising hereunder, except that no such limitation shall apply in the event of fraud by any Sellers or the Company.

SECTION 12. Miscellaneous.

(a) Successors and Assigns. The rights and obligations of a Seller under this Agreement shall not be assignable by such Seller without the prior written consent of Buyer. Nothing herein expressed or implied is intended to confer upon any person, other than the parties hereto or their respective successors, heirs and legal representatives, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(b) Extensions, Waivers and Amendments. The Sellers (on their own behalf or by any agent) and Buyer, may, by written agreement, (i) extend the time for the performance of any of the obligations or other acts of the parties hereto, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any docu-ments delivered pursuant to this Agreement, (iii) waive compliance with or modify any of the agreements contained in this Agreement and (iv) waive or modify performance of any of the obligations of any of the parties to this Agreement.

(c) Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telecopier, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one business day after delivery to such carrier. Any party and any representative designated below may, by notice to the others, change its address for receiving such notices.

Address for notices to Buyer:

Acorn Energy, Inc.
4 West Rockland Road
Montchanin, DE 19710
Attn: Chief Executive Officer
Fax:	(302) 994-3086
Phone:	(302) 656-1708

with a copy (which shall not constitute notice) to:

Sheldon Krause, Esq.
Eilenberg Krause & Paul LLP
11 East 44th Street
New York, New York 10017
Fax:	(212) 986-2399
Phone:	(212) 986-9700

Address for notices to the Company:

Coreworx Inc.
22 Frederick Street, Suite 800
Kitchener, OntarioN4H 6M6
Attn: Chief Executive Officer
Fax:	(519) 772-3306
Phone:	(519) 772-3187

with a copy (which shall not constitute notice) to:

Vaughn MacLellan
Wildeboer Dellelce LLP
Suite 800, Wildeboer Dellelce Place
365 Bay Street
Toronto, Ontario M5H 2VI
Fax:	(416) 361-1790
Phone:	(416) 361-2932

Addresses for notices to the Sellers:

To the address set forth in Exhibit A and Exhibit B

with a copy (which shall not constitute notice) to:

Vaughn MacLellan
Wildeboer Dellelce LLP
Suite 800, Wildeboer Dellelce Place
365 Bay Street
Toronto, Ontario M5H 2VI
Fax:	(416) 361-1790
Phone:	(416) 361-2932

(d) Governing Law. This Agreement, including the exhibits hereto, contains the entire agreement between the parties hereto with respect to the transaction contemplated hereby and supersedes all prior oral and written agreements (including, without limitation, the Letter of Intent dated February 22, 2008 and amended on March 7, 2008, March 11, 2008 and June 3, 2008, between the Company and Buyer), memoranda, understandings and undertakings between the parties hereto relating to the subject matter hereof. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law.

(e) Severability Clause. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

(f) Headings. The section and subsection headings used herein are for convenience of reference only, are not a part of this Agreement and are not to affect the construction of, or be taken into consideration in interpreting, any provision of this Agreement.

(g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall consti-tute one and the same instrument.

[Remainder of this page left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, as of the day and year first written above.

ACORN ENERGY, INC.

Per:	/s/
John A. Moore
President and Chief Executive Officer

COREWORX INC.

Per:	/s/
John Gillberry
Chief Financial and Operating Officer

COVINGTON VENTURE FUND INC.

Per:	/s/
Name:
Title:

IVEY-ROBARTS CSBIF I INC., IVEY-ROBARTS CSBIF II INC. and COVINGTON STRATEGIC CAPITAL FUND INC.

Per:	/s/
Name:
Title:

/s/	/s/
SIGNATURE OF WITNESS	JOHN GILLBERRY
Name:

/s/	/s/
SIGNATURE OF WITNESS	RAY SIMONSON
Name:

BDC CAPITAL INC.

Per:	/s/
Name:
Title:

Per:	/s/
Name:
Title:

TECH CAPITAL II L.P. BY ITS GENERAL PARTNER TECH CAPITAL II INC.

Per:	/s/
Name:
Title:

ROYNAT CAPITAL INC.

Per:	/s/
Name:
Title:

BEST TOTAL RETURN FUND INC.

Per:	/s/
Name:
Title:

VERDEXUS HOLDINGS I INC.

Per:	/s/
Name:
Title:

/s/	/s/
SIGNATURE OF WITNESS	RANDALL HOWARD
Name:

/s/	/s/
SIGNATURE OF WITNESS	PAUL SUNDERLAND
Name:

/s/	/s/
SIGNATURE OF WITNESS	LESLIE SLATER
Name:

/s/	/s/
SIGNATURE OF WITNESS	SCOTT O’NEILL
Name:

/s/	/s/
SIGNATURE OF WITNESS	JACKIE MOORCROFT
Name:

/s/	/s/
SIGNATURE OF WITNESS	SUSAN BROWN
Name:

/s/	/s/
SIGNATURE OF WITNESS	STEPHEN GRINYER
Name:

/s/	/s/
SIGNATURE OF WITNESS	SEAN GOODMAN
Name:

/s/	/s/
SIGNATURE OF WITNESS	SAMIR IDRIS
Name:

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SIGNATURE OF WITNESS	VAN GARABET
Name:

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SIGNATURE OF WITNESS	JEFFREY ZHANG
Name:

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SIGNATURE OF WITNESS	CESAR ACOSTA
Name:

SOFTWARE INNOVATION ASA

Per:	/s/
Name:
Title: